Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-122609, 333-136355 and 333-163004 on Form S-8 of Emtec, Inc. of our report dated November 25, 2009, with respect to the consolidated financial statements of Emtec, Inc. for year ended August 31, 2009, included in this Annual Report (Form 10-K) for the year ended August 31, 2009.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
November 25, 2009